Exhibit 99.1

            NEXTEST ANNOUNCES SECOND QUARTER FISCAL YEAR 2007 RESULTS

    SAN JOSE, Calif., Feb. 1 /PRNewswire-FirstCall/ -- Nextest Systems Corporation (Nasdaq: NEXT), a leader in the manufacture of automatic test equipment (ATE) for low-cost semiconductor manufacturing, today reported financial results for its fiscal second quarter ended December 23, 2006.

    Revenue for the quarter ended December 23, 2006 was $17,930,000, down 33 percent from the September 2006 quarter revenue of $26,859,000 and down 8 percent from the December 2005 quarter revenue of $19,425,000. Net income for the quarter was $2,215,000, compared with net income of $4,784,000 in the previous quarter and net income of $1,682,000 in the December 2005 quarter.

    Net income available to common stockholders for the quarter ended December 23, 2006 was $2,215,000, or $0.12 per diluted share, compared with net income available to common stockholders of $4,784,000, or $0.25 per diluted share in the September 2006 quarter and net loss available to common stockholders of $95,000, or $0.01 per diluted share in the December 2005 quarter. The December 2005 quarter included accretion of the then-outstanding Series B preferred stock in the amount of $1,777,000.

    New orders for the quarter ended December 23, 2006 were $25.5 million. Backlog at the end of the quarter was $16.7 million.

    Nextest has signed a 10-year lease on a new 128,000 sq ft building in San Jose for a period that ends on December 31, 2016.

    Robin Adler, chairman and CEO of Nextest, commented, "Despite the soft business conditions in the semiconductor market, our bookings were $25.5 million, which represents a positive book-to-bill ratio. In the flash memory sector, while bit output continued to grow, severe price declines forced flash manufacturers to extract additional productivity from existing installed bases of test equipment, slowing investment in additional test capacity. Sharply declining prices, however, increase demand for flash memory. We are encouraged by our growth prospects in flash and in the other markets that we address."

    Third Quarter Fiscal 2007 Outlook

    Net revenue in the third quarter of fiscal 2007 is expected to be between $18 million and $22 million, with earnings per diluted share of between $ 0.03 and $0.10. The fully diluted share count is estimated to be approximately 19 million at the end of the third quarter.

    Conference Call/Webcast

    Nextest Systems Corporation will be conducting its conference call today, February 1, 2007, at 2:00 p.m. Pacific Time. The call will be simultaneously webcast at www.nextest.com (click on "Investors"). A replay will be available for two weeks via telephone starting approximately two hours after the completion of the call. The replay may be accessed by calling 888-286-8010 in the US and Canada, or 617-801-6888 outside the US and Canada, and entering conference code 13743196, or by visiting www.nextest.com and clicking on "Investors" for a link to the replay. The replay will be available via telephone and website through February 15, 2007.

    About Nextest Systems Corporation

    Nextest Systems Corporation is a low-cost leader in the design and manufacture of automatic test equipment (ATE) for Flash memory and System-On-Chip semiconductors. Nextest's products address the growing demand from manufacturers for ATE with increased throughput, functionality and reliability, while reducing time to market and cost of test. Nextest has shipped over 1,700 systems to more than 60 semiconductor companies worldwide. Further information is available at www.nextest.com .

    Forward-looking Statements

    The statements made in this press release, other than statements of historical facts, are forward-looking statements that involve risks and uncertainties. These statements include those relating the company's financial performance, products, customers, success of new products and business prospects. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "should," "expect," "anticipate," "intend," "plan," "believe," "estimate," "potential," or "continue," the negative of these terms or other comparable terminology. These statements involve a number of risks and uncertainties, including the cyclical nature of the semiconductor industry, the success of the market penetration of our products, our dependence on suppliers and subcontractors, the concentration of our customers and other risks and uncertainties. Nextest Systems Corporation does not intend to update or revise any forward-looking statements whether as a result of new developments or otherwise.

   At Nextest Systems Corporation:
    So-Yeon Jeong
    408.817.7276

                           NEXTEST SYSTEMS CORPORATION
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)

                                            Quarter Ended                  Six Months Ended
                                 ------------------------------------   -----------------------
                                  Dec. 23,     Sept. 23,    Dec. 24,     Dec. 23,     Dec. 24,
                                    2006         2006         2005         2006         2005
                                 ----------   ----------   ----------   ----------   ----------
Net revenue                      $   17,930   $   26,859   $   19,425   $   44,789   $   36,630
Cost of revenue                       8,198       12,358        9,959       20,556       18,380
Gross profit                          9,732       14,501        9,466       24,233       18,250

Operating expenses:
  Research
   and development                    2,213        2,162        2,019        4,375        3,752
  Sales, general
   and administrative                 5,507        5,670        5,136       11,177        9,769
    Total operating expenses          7,720        7,832        7,155       15,552       13,521

Income from operations                2,012        6,669        2,311        8,681        4,729
Interest and
 other income, net                      802          837           99        1,639          173

Income before income taxes            2,814        7,506        2,410       10,320        4,902
Income tax provision                    599        2,722          728        3,321        1,601
Net income                            2,215        4,784        1,682        6,999        3,301

Accretion of Series B
 preferred stock
 redemption value                        --           --       (1,777)          --       (3,001)
Amount allocated to
 Series A
 preferred stockholders                  --           --           --           --          (45)

Net income (loss)
 available to common
 stockholders                    $    2,215   $    4,784   $      (95)  $    6,999   $      255

Basic net income
 per share available
 to common shareholders:

Net income (loss) per
 common share, basic             $     0.13   $     0.27   $    (0.01)  $     0.40   $     0.03
Weighted average
 number of shares
 used in per share
 calculation, basic                  17,588       17,508        8,577       17,548        8,649

Diluted net income per
 share available to
 common shareholders:

Net income (loss) per
 common share, diluted           $     0.12   $     0.25   $    (0.01)  $     0.37   $     0.03
Weighted average number
 of shares used in per
 share calculation, diluted          18,692       18,769        8,577      158,700        9,486

Stock-based compensation
 expense is included in:
Cost of revenue                  $       31   $       45   $       74   $       76   $       95
Research and development                112          137          312          249          353
Sales, general
 and administrative                     231          178          436          409          516
    Total                        $      374   $      360   $      822   $      734   $      964

                           NEXTEST SYSTEMS CORPORATION
                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                          Dec. 23,     Sept. 23,    Jun. 24,
                                            2006         2006         2006
                                         ----------   ----------   ----------
ASSETS
Current assets:
 Cash and cash equivalents               $   44,529   $   53,041   $   68,667
 Short-term investments                      28,818       15,540           --
 Accounts receivable, net                    14,336       20,184       16,518
 Inventory                                   25,310       26,706       26,099
 Deferred tax assets                          3,004        3,006        2,976
 Prepaid expenses and
  other current assets                        1,399        1,020        1,118
   Total current assets                     117,396      119,497      115,378

Property and equipment, net                   3,919        3,786        3,868
Deferred tax assets                             930          855        1,067
Other assets                                    701          795          783
Total assets                             $  122,946   $  124,933   $  121,096

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                        $    2,173   $    3,529   $    2,585
 Accrued liabilities                          4,466        4,399        5,946
 Deferred income                              1,308        2,125        4,890
 Customer deposits                               --            9           --
 Income tax payable                             263        3,020        1,163
   Total current liabilities                  8,210       13,082       14,584
Deferred income                                 333          336          458
Other liabilities                               196          189          202
   Total liabilities                          8,739       13,607       15,244

Stockholders' equity                        114,207      111,326      105,852

Total liabilities
 and stockholders' equity                $  122,946   $  124,933   $  121,096

SOURCE  Nextest, Inc.
    -0-                             02/01/2007
    /CONTACT: So-Yeon Jeong of Nextest Systems Corporation, +1-408-817-7276, or sjeong@nextest.com/
    /Web site:  http://www.nextest.com /